SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of Securities
Exchange Act of 1934

               (Amendment No.   )

Filed by the Registrant (x)
Filed by a Party other than the Registrant (  )
Check the appropriate box:
( x ) Preliminary Proxy Statement
(   ) Confidential, for Use of the Commission Only
(   ) Definitive Proxy Statement
(   ) Definitive Additional Materials
(   ) Soliciting Material Pursuant to 240.14a-11(c)
      or 240.14a-12

           VSI Holdings, Inc.
   (Name of Registrant as Specified in its Charter)


 (Name of Person(s) Filing Proxy Statement, if other than Registrant)


  Questions regarding this filing should be directed to:
          Harold Cannon   (770) 432-0636 ext. 324































                    VSI Holdings, Inc.
          Notice of 1998 Annual Meeting of Shareholders


To the Shareholders:

We are pleased to notify you that the annual meeting of shareholders of VSI Holdings, Inc. will be held at the Company's Vision Center at 1664 Star Batt Drive, Rochester
Hills, Michigan 48309, on Wednesday, April 8, 1998, at 9:30 a.m., for the following purposes:

1. Election of seven directors to serve one-year terms until the annual meeting of shareholders in 1999 (and in each case, until their respective successors shall be duly elected and qualified); and

2. Consideration of a proposal to approve and ratify the Company's 1997 Restricted Stock Plan (a copy of which is Appendix A to the attached Proxy Statement);

3. Consideration of a proposal to approve and ratify the Company's 1997 Employee Stock Purchase Plan (a copy of which is Appendix B to the attached Proxy Statement);

4. The transaction of such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on February 6, 1998 are entitled to notice of and to vote at this meeting. The stock transfer books will not be closed.

Shareholders are urged to fill in, date, sign, and return promptly the enclosed proxy card in the enclosed prepaid envelope. It is desirable that as many shareholders as possible be represented at the meeting. Whether or not you now expect to be present at the meeting, please execute and return the enclosed proxy card. You may revoke the proxy card at any time before the authority granted therein is exercised whether or not you attend the meeting.



                                        By Order of the Board of Directors:


                                        Steve Toth, Jr., President
                                        and Chief Executive Officer

February 15, 1998












VSI HOLDINGS, INC.
2100 North Woodward Avenue
West 201
Bloomfield Hills, Michigan  48304
(248) 644-0500

PROXY STATEMENT

Annual Meeting of Shareholders -- April 8, 1998, 9:30 a.m.


	The Board of Directors of VSI Holdings, Inc. (the
Company) hereby solicits your proxy, by the proxy card enclosed with this Proxy Statement, for use at the annual meeting of shareholders to be held at the Company's Vision
Center at 1664 Star Batt Drive, Rochester Hills, Michigan
48309, on Wednesday, April 8, 1998, at 9:30 a.m., or at any adjournment thereof.

	The Board of Directors has designated Messrs. Thomas W. Marquis and Harold D. Cannon as proxies of the Board on the enclosed proxy card. When a proxy card is returned, properly executed, and in time for the meeting, the shares represented thereby will be voted at the meeting. Where the shareholder has specified on the proxy card a choice on any matter with respect to which a vote is taken, the shares will be voted by the proxies according to the specification made. Any person executing the enclosed proxy card may revoke it at any time prior to the actual voting thereof, by filing an instrument revoking it, or a duly executed proxy card bearing a later date, with the Secretary of the Company.

	This Proxy Statement is first being sent to shareholders on or about February 25, 1998, and is accompanied by the Company's Annual Report to Shareholders for the fiscal year ended September 30, 1997.


VOTING

	Voting rights are held by the owners of the Common Stock, of which each share is entitled to one vote on each matter coming before the shareholders. Only one class of 60,000,000 shares of $.01 par value Common Stock is authorized; none of the authorized Preferred Stock has been issued. February 18, 1998, the Company had 32,633,822 on shares of Common Stock (net of 7,743,605 treasury shares) outstanding. Such shares, and shares issuable under options exercisable by April 12, 1998, were owned by:

Security Ownership of Certain Beneficial Owners and
Management.

Voting rights are held by the owners of the Common stock, of which each share is entitled to one vote on each matter coming before the shareholders. Only one class of Common Stock is authorized; none of the authorized Preferred Stock has been issued. On December 19, 1997, the Company had 32,633,562 shares of Common Stock (net of 7,743,605 treasury shares) outstanding. Such shares, and shares issuable under options exercisable within 60 days, were owned by:

Name and Address                  Shares Owned    %Ownership

Steve Toth, Jr.(1)(2)              27,351,169       82.74%
2100 North Woodward West
Suite 201
Bloomfield Hills, Mich. 48304

Martin S. Suchik (2)                1,007,688        3.08%
4900 Highlands Parkway
Smyrna, Georgia  30082

Thomas W. Marquis (3)                 520,431        1.59%
2100 North Woodward West
Suite 201
Bloomfield Hills, Mich. 48304

Harold D. Cannon (4)                   76,274         .23%
4900 Highlands Parkway
Smyrna, Georgia 30082

Terry Sparks                           88,213         .27%
2100 North Woodward West
Suite 201
Bloomfield Hills, Mich. 48304

Jerry L. Barton (5)                    13,000         .04%
1660 Brandon Hall Drive
Dunwoody, Georgia 30350

Dr. Kenneth L. Bernhardt (5)           22,000         .07%
Georgia State University
University Plaza
Atlanta, Georgia 30303

All directors and officers          29,078,775      87.76%
as a group (7 persons) (1-5)

(1)	Toth owns 1,000 shares, and is trustee of trusts
benefiting him that own 1,775,850, 1,826,323 and 3,476,635
shares. Toth's spouse is the trustee of trusts benefiting Toth's daughter that owns 6,138,298 and 2,297,266 shares, and of another trust benefiting her that owns 1,010,797 shares. Toth disclaims beneficial interest in the shares held by trusts benefiting his daughter and spouse, but such shares are included with his holdings. CLT, a Michigan partnership affiliated with Toth ("CLT"), holds 400,000 shares, and may purchase 425,000 shares pursuant to an exercisable option (at $.15625 per share)expiring on May 5, 2000.

(2)	Suchik owns 465,000 shares, while his IRA owns another
11,113 shares. Trusts, with an independent trustee, for Suchik's three children own 146,751, 157,312, and 157,312 shares. Suchik disclaims beneficial interest in such shares, held by an independent trustee but included with his holdings. In January 1998, Suchik vests in the last third of two options for 40,000 and 60,000 shares under the 1986 Incentive and Non-Qualified Plans exercisable at $.55 and $.50 per share, respectively. Because Suchik has assigned the vested portion of the non-qualified option to his church and certain long-time employees and advisors to the Company,
29.800 (1,560 exercised) of those 60,000 shares are not included with his holdings.

	On January 18, 1994, Toth, one of his trusts, CLT and Suchik entered into a Voting Agreement that also governs shares owned by his other trusts but not the trusts benefiting Toth's daughter and spouse. Suchik agreed to vote for Toth and his nominee for seats on the Board of Directors, and Toth, the Toth trust and CLT agreed to vote for the directors nominated by the Board. The Voting Agreement expires on the earlier of January 18, 2004, when Toth, or any affiliate thereof, no longer holds at least 100,000 shares, or when
Suchik ceases to hold at least 100,000 shares. Although Toth is bound by the Voting Agreement, its effectiveness is negligible because he personally controls a majority of outstanding shares. Accordingly, the Suchik-affiliated shares are not included with Toth's holdings, nor vice versa.

(3)	Marquis is trustee of a trust benefiting him that owns
257,564 shares. His spouse is trustee of a trust benefiting her that owns 252,864 shares. Marquis disclaims beneficial ownership of his spouses shares.

(4)	Cannon owns 74,000 shares, while his IRA owns 1,137
shares. Cannon disclaims beneficial ownership of 1,137 shares held by his spouse's IRA that are included with his holdings.

(5)	Barton owns 10,000 shares and Bernhardt 19,500 shares,
of which 5,000 are held in his Keogh plan, 1,000 in his IRA plan, and 3,500 jointly with his spouse. Under the Independent Director Stock Option Plan, Barton and Bernhardt were granted new 10,000 share options on August 1, 1997 exercisable for $3.125 per share. Such options vest at the rate of 500 shares for each Board meeting attended and 1,000 shares annually; Barton is vested in 3,000 shares while Bernhardt is vested in 2,500 shares.

AGENDA

	There are three matters which the Board of Directors now intends to propose at the annual meeting of shareholders.
The persons named in the enclosed proxy card will vote such proxy as specified (unless authority to so vote is withheld) for (i) the election of the nominees for director listed in Proposal (1) except that if, at the time of the meeting, any nominee listed has become unavailable for any reason, the persons named on the proxy card will vote for a substitute nominee as they, in their discretion, shall determine, and
(ii) for each of Proposals (2) and (3):

Proposal (1)
Election of Directors

	The Company's By-Laws provide for a Board of Directors of up to nine members; the Board has specified that the Board consist of seven members. Each person nominated will serve, if elected, until the next annual meeting of shareholders in 1999. The Board currently knows of no reason why any of its nominees is likely to become unavailable.

	The following paragraphs provide information as of February 18, 1998 as to each Board nominee as director. The vote of the stock entitled to cast a majority of the shares present or represented at the meeting is required for the election of each director.

NOMINEES

Directors and Executive Officers of the Registrant.

Steve Toth, Jr., age 73, became President and Chief Executive
Officer of the Company in April 1997 and has been a Board member since March 1994. Toth serves as President of subsidiaries Visual Services, Inc., Vispac, Inc. and Advanced
Animations, Inc.

Martin S. Suchik, age 52, is Executive Vice President of the
Company, and was President from 1976 to 1997. Suchik serves as President of subsidiaries BKNT Retail Stores, Inc. and
BKNT, Inc.  Suchik is the nephew of Toth.

Thomas W. Marquis, age 54, became Treasurer and Chief
Financial and Accounting Officer of the Company in April 1997 and has been a Board member since March 1994. Marquis serves as Senior Vice President, Secretary and Treasurer of subsidiaries Visual Services, Inc., Vispac, Inc. and
AdvancedAnimations, Inc.

Harold D. Cannon, age 46, has been Secretary and a director of the Company since 1983. Cannon serves as Vice President, Secretary and Treasurer of subsidiaries BKNT Retail Stores,
Inc. and BKNT,Inc.

Terry Sparks, age 43, was appointed a Board member in July
1997, and is General Manager of subsidiary Advanced
Animations, Inc.

Jerry L. Barton, age 60, is self-employed and has served as a Company director since 1985. From January 1994 to May 1995, Barton served as President of Parts Central, Inc., an automotive parts distribution and retail store company in Macon, Georgia. Barton is presently a member of the Board of Directors of Hillerich and Bradsby, the privately held maker of Louisville Slugger baseball bats and Power-Bilt golf clubs.

Dr. Kenneth L. Bernhardt, age 54, has served as a Company director since 1988. Bernhardt is a tenured Professor in the Department of Marketing at Georgia State University where he has taught for the last 25 years. Bernhardt has been on the faculty of the Harvard Business School and is a past President of the American Marketing Association.

In the last year, the Board held six meetings (two by telephone), which all directors attended except for one meeting by telephone for which Sparks was absent. Suchik, Cannon and Barton comprise the Executive Committee; Barton, Marquis and Bernhardt comprise the Audit Committee, which reviewed the report of the Company's auditors about the results of last year's audit; Suchik, Barton and Bernhardt comprise the Compensation and Stock Option Committee. None of the Committees met last year.

Each non-executive officer director receives a $750 meeting fee, with no additional payment for membership on or meetings of any committees, except pursuant to the Independent Director Stock Option Plan (see stock ownership table). Except for Toth and Suchik, no officer or director is related to another by blood, marriage or adoption, not more remote than first cousin. In the last year, Forms 4 were filed by Toth (2), Suchik (5), Marquis (2), Cannon (1), Bernhardt (1) and Barton (1) and a Form 3 was filed by Sparks, all on a timely basis except for Suchik's June 1997 Form 4 filed in September. All directors are believed to have filed this year's annual Forms 5 on a timely basis.

     Proposal (2)
Approval of 1997 Restricted Stock Plan

	On January 21, 1998, the Board of Directors ratified the earlier implementation by the President of the Company, effective upon approval by the shareholders, of the 1997 Restricted Stock Plan (the RS Plan), a copy of which is
Appendix A hereof. The RS Plan permits the award to officers and key employees of the Company and its subsidiaries of up to 500,000 shares of the Common Stock. Shares covered by awards which terminate for any reason (e.g., expiration, cancellation, etc.) may be the subject of new awards. The purpose of the RS Plan is to enable the Company and its subsidiaries to secure and retain the services of highly qualified persons and to promote in their employees additional interest in the successful operation of the business.

	Rule 16b-3 under the Securities Exchange Act of 1934, as amended, provides that the acquisition of stock pursuant to a stock option is a transaction exempt from the provisions of
Section 16(b) under such Act if, among other requirements, the affirmative vote of holders of at least a majority of the outstanding Common Stock is obtained for approval of the RS Plan. The RS Plan is being submitted for shareholder approval in order to comply with that requirement of Rule
16b-3. The Board of Directors recommends that shareholders vote for the RS Plan.

Administration and Eligibility

	The RS Plan shall be administered by the Compensation and Stock Option Committee of the Board of Directors (the Committee), which shall consist of not less than three directors of the Company as appointed by the Board of Directors. The Committee has complete power and authority to make rules for administration of the RS Plan and to make all determinations required under the RS Plan.

	Awards may be made only to such full-time employees of the Company and its subsidiaries (including officers who are also directors of the Company, but not directors who are not also officers) who have substantial responsibility in the direction and management of the Company.